Exhibit 3.7

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

COMPOSITE STRUCTURES, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Composite Structures, LLC, a Delaware limited liability company (the “Company”), is entered into as of this 6th day of June 2001, by CSD Holdings Corporation, a Delaware corporation (the “Member”).

RECITALS:

WHEREAS, the Company was formed as a limited liability company in accordance with the Delaware Limited Liability Company Act (the “Act”) on December 24, 1996; and

WHEREAS, effective as of the date hereof, and pursuant to that certain Unit and Stock Purchase Agreement dated as of May 16, 2001, by and among the Company, the members of the Company set forth on the signature pages thereto, the option holders of the Company set forth on the signature pages thereto, the Member, the stockholders of the Member, and Ducommun Incorporated, a Delaware corporation (“Ducommun”), Ducommun has acquired 800 units of limited liability company interest in the Company and all of the outstanding capital stock of the Member; and

WHEREAS, pursuant to the terms of that certain Contribution Agreement dated as of June 6, 2001 (the “Contribution Agreement”), Ducommun has contributed to the Member all of said 800 units of limited liability company interest in the Company, thereby causing the Member to be the holder of all of the outstanding limited liability company interests in the Company; and

WHEREAS, immediately following the transactions referenced above, the Member, as the sole member of the Company, desires to amend and restate in full the Limited Liability Company Agreement of the Company as set forth herein; and

WHEREAS, the Board of Managers of the Company has unanimously approved of the amendment and restatement of the Limited Liability Company Agreement of the Company as set forth herein;

NOW, THEREFORE, effective as of the date hereof, the Member hereby amends and restates the Limited Liability Company Agreement of the Company to read in its entirety as follows, and further elects to continue the Company upon the terms and conditions set forth herein.

AGREEMENT

1. Name. The name of the limited liability company is Composite Structures, LLC.

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

3. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(b) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(c) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(d) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

(e) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(f) employ or otherwise engage employees, managers, contractors, advisors, attorneys, consultants and agents and pay compensation for such services;

(g) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(h) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

4. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

5. Registered Agent and Office. The address of the registered agent and office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Member at any time may designate another registered agent and/or registered office.

6. Members. The name and the mailing address of the Member is as follows:

Member	Number of Membership Units	Percentage Interest
CSD Holdings Corporation, a Delaware corporation c/o Ducommun Incorporated 111 W. Ocean Blvd., Suite 900 Long Beach, California 90802	1,000	100%

7. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, nor any of the Member’s officers, directors, employees, agents, shareholders or affiliates, nor any officer, employee or agent of the Company (collectively, “Covered Persons”), shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

8. Capital Contributions. The Member is not required to make any capital contribution to the Company. However, a Member may make additional capital contributions to the Company.

9. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

10. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

11. Management. Except as provided in Section 12 of this Agreement or as otherwise may be expressly delegated by the Member, management of the Company shall be vested in the Member in accordance with Section 18-402 of the Act. The Member and each of the officers of the Company shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members or managers (as the case may be) of a limited liability company under the laws of the State of Delaware. The Member and each of the officers, of the Company designated and duly appointed pursuant to Section 12 of this Agreement shall have the authority to bind the Company.

12. Officers.

(a) Number. The officers of the Company shall be a Chairman, President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Member may appoint from time to time.

(b) Election, Term of Office and Qualifications. The officers of the Company shall be appointed annually by the Member. Each officer shall hold office until his or her successor has been duly chosen and qualified or until his or her resignation or removal by the Member.

(c) Other Officers, Assistants, Agents and Employees. In addition to the officers specified in Section 12(a) above, the Member may appoint other officers, assistants, agents and employees as it may deem necessary or advisable, each of whom shall hold office for such period, have such authority and perform such duties as the Member may from time to time determine. The Member may delegate to any officer of the Company the power to appoint, remove and prescribe the duties of any such assistants, agents or employees.

(d) Removal. Any officer, assistant, agent or employee of the Company may be removed, with or without cause, at any time by the Member or any officer of the Company upon whom or which such power of removal may be conferred by the Member.

(e) Resignations. Any officer or assistant may resign at any time by giving written notice of his or her resignation to the Secretary of the Company or to the Member. Any such resignation shall take effect at the time specified therein, or, if the time is not specified, upon receipt thereof by the Secretary of the Company or by the Member, as the case may be; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(f) Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or other cause may be filled for the unexpired portion of the term thereof in the manner prescribed in this Agreement for regular appointments or elections to such office.

(g) Chairman. The Chairman shall have general oversight of the Company, and the President shall report to the Chairman.

(h) President. The President of the Company shall be the chief executive officer of the Company and shall have, subject to the control of the Member, general and active supervision and management over the day-to-day business of the Company in its ordinary course and over its several officers, assistants, agents and employees. The President shall report to and consult with the Member from time to time.

(i) Vice Presidents. The Member shall determine the number of Vice Presidents and the title of each. Each Vice President shall have such powers and perform such duties as the Member, or the President may from time to time prescribe. At the request of the President, or in the case of the President’s absence or inability to act, upon the request of the Member, a Vice President designated by the Member shall perform the duties of the President and when so acting, shall have all the powers of, and be subject to all of the restrictions upon, the President.

(j) Secretary. The Secretary shall, if present, act as Secretary of and record the proceedings of all meetings of the officers and of the Member. The Secretary shall see that all notices are duly given in accordance with this Agreement and as required by applicable law; and, in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as may from time to time be assigned by the Member or the President.

(k) Treasurer. The Treasurer shall have the general care and custody of the funds and securities of the Company, and shall deposit all such funds in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Member. The Treasurer shall exercise general supervision over expenditures and disbursements made by officers, agents and employees of the Company and the preparation of such records and reports in connection therewith as may be necessary or desirable. The Treasurer shall, in general, perform all other duties incident to the office of Treasurer and such other duties as from time to time may be assigned by the Member or the President.

(l) Other Officers. Each other officer shall have such powers and perform such duties as the Members or the President may from time to time prescribe.

(m) Compensation. The compensation of the officers of the Company shall be fixed from time to time by the Member. Nothing contained herein shall preclude any officer from serving the Company, any related person or the Member in any other capacity and receiving proper compensation therefor.

(n) Reliance by Third Parties. Any person dealing with the Company may rely upon a certificate signed by the Member, the President, any Vice President, the Secretary or the Treasurer as to:

(i)	the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the officers or in any other manner germane to the affairs of the Company;

(ii)	the persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

(iii)	any act or failure to act by the Company or as to any other manner whatsoever involving the Company or the Member.

13. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

14. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

15. Dissolution. The Company may be dissolved at the election of the Member, in which event the Company’s affairs shall be wound up in accordance with the Act.

16. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

17. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles).

18. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 6th day of June, 2001.

“MEMBER” CSD HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ James S. Heiser
Name: James S. Heiser
Title: Secretary